UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Syntax-Brillian Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTING
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TO AMEND THE COMPANY’S
PROPOSAL TO APPROVE THE AMENDMENT TO THE 2003 EMPLOYEE STOCK PURCHASE PLAN
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
November 29, 2007
     The Annual Meeting of Stockholders of Syntax-Brillian Corporation, a Delaware corporation, will be held at 8:30 a.m. local time on Thursday, November 29, 2007, at the Grand Reserve Club of the Staples Center, 1111 S. Figueroa Street, Los Angeles, California 90015 for the following purposes:
     1. To elect ten directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.
     2. To amend our Certificate of Incorporation to increase the authorized shares of our common stock from 120,000,000 to 180,000,000 shares.
     3. To approve an amendment to our 2003 Employee Stock Purchase Plan to increase the total number of shares that may be issued under the Plan from 400,000 shares to 700,000 shares.
     4. To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of our company for the year ending June 30, 2008.
     5. To transact such other business as may properly come before the meeting or any adjournment thereof.
     These items of business are more fully described in the proxy statement accompanying this Notice.
     Only stockholders of record at the close of business on October 4, 2007 are entitled to notice of and to vote at the meeting.
     All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

Sincerely,

Tempe, Arizona	Michael Chan
November 5, 2007	Secretary

1600 North Desert Drive
Tempe, Arizona 85281

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
     The enclosed proxy is solicited on behalf of Syntax-Brillian Corporation, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, November 29, 2007 at 8:30 a.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Grand Reserve Club of the Staples Center, 1111 S. Figueroa Street, Los Angeles, California 90015.
     These proxy solicitation materials were first mailed on or about November 5, 2007 to all stockholders entitled to vote at the meeting.
Voting Securities and Voting Rights
     Stockholders of record at the close of business on October 4, 2007, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 93,240,982 shares of our common stock, $0.001 par value per share.
     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the ten persons receiving the largest number of “for” votes of common stock of our company present in person or represented by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock of our company present in person or represented by proxy at the meeting and entitled to vote is required to approve the proposed amendment to our Certificate of Incorporation to increase the authorized shares of common stock from 120,000,000 shares to 180,000,000 shares, to approve the proposed amendment of our 2003 Employee Stock Plan to increase the number of shares that may be purchased under the plan from 400,000 shares to 700,000 shares, and to ratify the appointment of Ernst & Young LLP, an independent registered accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2008.
     Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting and will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
Voting of Proxies
     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement; (2) “for” the proposed amendment to our Certificate of Incorporation to increase the authorized shares of our common stock from 120,000,000 shares to 180,000,000 shares; (3) “for” the proposed amendment of our 2003 Employee Stock Purchase Plan to increase the number of shares that may be issued under the Plan from 400,000 shares to 700,000 shares; (4) to ratify the appointment of Ernst & Young LLP, an independent registered accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2008; and (5) as the persons specified in the proxy deem advisable on any such other matters as may come before the meeting.
Revocability of Proxies
     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Solicitation
     We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or facsimile, without additional compensation.
Annual Report and Other Matters
     Our 2007 Annual Report on Form 10-K, which we are using as our Annual Report to Stockholders and which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee” and “Report of the Audit Committee” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
     We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended June 30, 2007 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at the address of our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS
Nominees
     Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has set the size of the Board of Directors at ten members. All directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.
     A board of ten directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.
     The Board of Directors recommends a vote “for” the nominees listed below.
     The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Vincent F. Sollitto, Jr.	59	Executive Chairman of the Board and Director
James Ching Hua Li	40	President, Chief Executive Officer, and Director
Man Kit (Thomas) Chow	46	Chief Procurement Officer and Director
John S. Hodgson	55	Executive Vice President, Chief Financial Officer, Treasurer, and Director
Bruce I. Berkoff	47	Director
David P. Chavoustie	64	Director
Shih-Jye Cheng	48	Director
Yasushi Chikagami	68	Director
Max Fang	54	Director
Christopher C.L. Liu	58	Director
     Vincent F. Sollitto, Jr. has been the Executive Chairman of the Board of our company since September 2007 and a director of our company since June 2003. Mr. Sollitto served as Chairman of the Board of our company from November 2005 through September 2007, as Chief Executive Officer of our company from June 2003 through September 2007, and as President of our company from June 2003 until November 2005. Mr. Sollitto served as President and Chief Executive Officer of Photon Dynamics, Inc., a provider of yield management solutions for flat panel displays, from June 1996 until January 2003. From August 1993 to June 1996, Mr. Sollitto served as the General Manager of Business Unit Operations for Fujitsu Microelectronics Inc., a semiconductor and electronics company. From April 1991 to August 1993, Mr. Sollitto served as the Executive Vice President of Technical Operations at Supercomputer Systems, Incorporated. Prior to joining Supercomputer Systems, Incorporated, Mr. Sollitto spent 21 years in various management positions at International Business Machines Corporation, including Director of Technology and Process. Mr. Sollitto serves as a director of Ultratech Stepper, Inc., a publicly traded photolithography equipment company.
     James Ching Hua Li has been the President and a director of our company since November 2005 and Chief Executive Officer of our company since September 2007. Mr. Li was a co-founder of Syntax Groups Company and served as its Chief Executive Officer from July 1, 2003 until Syntax’s merger with us in November 2005. Before joining Syntax, Mr. Li was the Director of OEM/ODM Business and Executive Assistant to the Chairman and CEO from December 1998 to February 2003 at Elitegroup Computer Systems, a leading manufacturer of computer motherboards. From January 1997 to December 1998, he was General Manager at Chenbro America, Inc., a computer chassis manufacturer. From December 1989 to July 1996, he was the Senior Business Manager in the Global Procurement Office at Gateway Computer, a manufacturer of home and personal computers. Mr. Li received his Bachelor’s degree in English and international business from Christ’s College, Taiwan, and a Bachelor of Arts degree from Northwestern College.
     Man Kit (Thomas) Chow has been Chief Procurement Officer and a director of our company since November 2005. Mr. Chow served as Syntax’s Chief Financial Officer from May 1, 2004 until Syntax’s merger with us in November 2005. In October 1994, he co-founded Lasertech Computer Distributor, Inc., a distributor of computer equipment and formerly a wholly owned subsidiary of Syntax, and served as its Chief Operating Officer until 2004. In 1996, he co-founded Warpspeed, a manufacturer of graphic display adapters. From 1990 to 1996, he was President of the QDI Group, a manufacturer of personal computer motherboards and graphic display cards, and a wholly owned subsidiary of Legend Holding Group, Hong Kong, the largest personal computer manufacturing company in China. From 1989 to 1990, Mr. Chow was Sales Manager for Legend Holding Group. Mr. Chow graduated with first class BSC honors in microelectronic and microprocessor technology at Newcastle University (United Kingdom).
     John S. Hodgson has been Executive Vice President, Chief Financial Officer, and Treasurer of our company since October 2007 and a director of our company since September 2003. Mr. Hodgson served as the Chairman of our Audit Committee from September 2003 until joining our company as Executive Vice President, Chief Financial Officer, and Treasurer in October 2007. Mr. Hodgson was a financial consultant in the technology industry from June 2006 until October 2007. From January 2006 through June 2006, Mr. Hodgson served as the Interim Chief Financial Officer of Sonoran Energy, Inc., a public company. Mr. Hodgson served as Senior Vice President and Chief Financial Officer of iLinc Communications, Inc., a public company that provides integrated Web and audio conferencing solutions, from July 2004 to March 2005. Mr. Hodgson served as Chief Financial Officer of FlipChip International, LLC, an advanced semiconductor bumping services company, from February 2004 until July 2004. Mr. Hodgson was engaged as a consultant in several arrangements from October 2003 until February 2004. Mr. Hodgson served as Chief Financial Officer for the High Tech Institute, a private company that provides post-secondary education in the technology and allied health care fields, from December 2002 until October 2003. Mr. Hodgson served as Chief Financial Officer for Simula, Inc., a public company that provides crash restraint and energy absorption technologies, from February 2002 until January 2003. Mr. Hodgson served as Chief Financial Officer for FEI Company, a public company engaged in semiconductor equipment production, from May 2000 until February 2002. Mr. Hodgson served as Chief Financial Officer for Motion Systems, Inc., a private company, from June 1999 until May 2000. Mr. Hodgson served as Vice President and Chief Financial Officer for Integrated Process Equipment Corp., a public company engaged in semiconductor equipment production, from 1994 until June 1999.
     Bruce I. Berkoff has been a director of our company since September 2007. Mr. Berkoff is the founding chairman of the LCD TV Association, a global not-for-profit trade association to inform, promote, improve, and connect the entire supply chain involved in the LCD TV industry. Mr. Berkoff served as President and Chief Executive Officer and later Chairman of Enuclia Semiconductor, a venture capital-backed fabless semiconductor company involved in HDTV video processing, in 2006. Mr. Berkoff previously served as Executive Vice President and Chief Marketing Officer of LG Philips LCD, one of the world’s leading TFT-LCD manufactures, from late 1999 until 2006. Prior to this, Mr. Berkoff served as General Manager of Philips Flat Display Systems’ software and electronics business unit. Previously, Mr. Berkoff held executive management positions with UMAX Computer Corporation, Radius, Inc., and Super Max Technologies. Mr. Berkoff is a director of Infocus, TVIA, and Unipixel, all public companies.
     David P. Chavoustie has been a director of our company since September 2003. Mr. Chavoustie is currently retired. From April 1998 until his retirement in December 2005, Mr. Chavoustie served as Executive Vice President of Sales of ASML Holding NV, a manufacturer of lithography equipment used to manufacture semiconductors. From April 1992 until March 1998, Mr. Chavoustie held several positions with Advanced Micro Devices, Inc., a semiconductor company, including Vice President/ General Manager Customer Specific Products Division, Vice President/ General Manager Embedded Processor Division, and Vice President Worldwide Sales/ Marketing — Vantis (a wholly owned subsidiary of AMD). From 1985 to 1992, Mr. Chavoustie held various positions with VLSI Technology, Inc., an ASIC semiconductor company, including Sales Director, Vice President Sales and Corporate Marketing, and Senior Vice President/ General Manager ASIC Products. From 1974 to 1984, Mr. Chavoustie held various sales positions with Advanced Micro Devices, including area sales — Southeast United States, regional sales manager, and district sales manager — Upstate New York.

     Shih-Jye Cheng has been a director of our company since November 2005. Mr. Cheng is Chairman and Chief Executive Officer of ChipMOS Technologies (Bermuda) Ltd., a publicly traded company. He has served as a director and Chief Executive Officer of ChipMOS since August 2000 and became Chairman in May 2004. Mr. Cheng holds various executive positions in subsidiaries and affiliates of ChipMOS including President of ChipMOS Technologies Inc., Taiwan since 1997; Chairman of ChipMOS Taiwan since June 2003; Chairman of ChipMOS Technologies (Shanghai) Ltd. since 2002; and Chairman of ChipMOS Logic Technologies Inc. since 2004. Since 2002 he has served as Chairman of each of ThaiLin Semiconductor Corporation and Chantek Electronic Co., Ltd. Mr. Cheng also served as the Chairman of Advanced Micro Chip Technology Co., Ltd. from 2003 to 2004 and as a director of Ultimate Electronics Corp. from 2000 to 2003. Mr. Cheng earned his Master of Business Administration from Saginaw Valley State University and his Bachelor of Science degree in Electronic Engineering from National Cheng Kong University, Tainan, Taiwan.
     Yasushi Chikagami has been a director of our company since November 2005. Mr. Chikagami founded Arise Corporation in Japan in 2000 and currently serves as its Chairman. Mr. Chikagami currently serves on the boards of directors of the following companies: ANDevices, Inc. since 2000; Arise Corporation (Taiwan) as Chairman since 1992; Good TV Broadcasting Corporation (Taiwan) as Chairman since 2001; Semiconductor Manufacturing International Corporation (Japan) as Vice Chairman since 2003; Silicon Storage Technology Inc., a publicly traded company, since 1995; and Trident Microsystems, Inc. since 1993. Mr. Chikagami also served as a director of World Peace Group International Ltd. (Singapore) from 2002 to 2004. Mr. Chikagami holds a B.S. in Agricultural Engineering from National Taiwan University and an M.S. in Engineering from the University of Tokyo.
     Max Fang has been a director of our company since November 2005. Mr. Fang founded and currently serves as Chairman and CEO of Maxima Capital Management, Inc., a venture capital firm. From 1990 until 2002, Mr. Fang was employed by Dell Corporation and established its International Procurement Office. In 2002, Mr. Fang left Dell and established Maxima Capital Management, Inc. Since 2003, Mr. Fang has served as a director of Entery Industry Co., a publicly traded Taiwanese company. Mr. Fang holds a B.S. Degree of Management Science from National Chiao Tung University, and the EMBA programs of ChengChi University.
     Christopher C.L. Liu has been a director of our company since November 2005. Mr. Liu currently serves as the President and a member of the board of directors of Taiwan Kolin Co. Ltd., a Taiwan publicly listed company that manufactures and distributes consumer electronics and home appliances, positions he has held since May 2000 and May 1989, respectively. Mr. Liu is currently a member of the board of directors of the following companies: DigiMedia Technology Co., Ltd., Chairman, since 1997; Realise Technology and Service Co., Ltd., Chairman, since 1999; Ares Tech Co., Ltd., Chairman, since 2004; River Co., Ltd., Chairman, since 2004; Commission of Taiwan Digital Television, since October 2005; Chung Hua Finance and Economic Strategic Association, since 2002; and China Chemical Pharmaceutical Company Limited, since 2004. He also served as Supervisor for the Department of Public Works and Transportation for the city of Austin, Texas from 1985 to 1989. Mr. Liu earned his Master of Civil Engineering degree from the University of Michigan and his Bachelor of Science degree in hydraulic engineering from Feng Chia University in Taiwan.
     There are no family relationships among any of our directors or executive officers.
Information Relating to Corporate Governance and the Board of Directors
     Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Berkoff, Chavoustie, Cheng, Chikagami, and Fang are independent directors, as “independence” is defined by Nasdaq, because they have no relationship with us that would interfere with their exercise of independent judgment. Messrs. Sollitto, Li, Hodgson (commencing October 1, 2007), and Chow are employee directors, and Mr. Liu is an executive officer of one of our primary suppliers.
     Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The members of our Compensation Committee and Nominating Committees consist entirely of independent directors.

     Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by the board. Our Board of Directors has also adopted Corporate Governance Guidelines, and a Code of Business Conduct and Ethics. We post on our website at www.syntaxbrillian.com, the charters of our Audit, Compensation, and Nominating Committees; our Corporate Governance Guidelines, and Code of Business Conduct and Ethics, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq Global Market regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at the address of our executive offices set forth in this proxy statement.
     We regularly schedule executive sessions at which independent directors meet without the presence or participation of management. The presiding director of such executive session rotates among the Chairs of the Audit Committee, Compensation Committee, and Nominating Committee.
     Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Syntax-Brillian Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.
     The Audit Committee
     The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.
     The Audit Committee currently consists of Messrs. Fang, Chavoustie, and Liu. Messrs. Fang and Chavoustie are each independent directors of our company under the Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Liu, though not an independent director under the Nasdaq rules, was appointed to the audit committee subsequent to Mr. Hodgson’s departure from the audit committee upon becoming Executive Vice President, Chief Financial Officer, and Treasurer of our company in October 2007. Nasdaq rules provide an exception for the appointment of a non-independent director to the audit committee under exceptional and limited circumstances. Our Board of Directors determined that it was in the best interest of our company and our stockholders to appoint a third director to our Audit Committee following Mr. Hodgson’s departure from the committee. Mr. Liu will serve on the audit committee until a qualified independent director can be found to serve as our “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.
     The Compensation Committee
     The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Berkoff, Cheng, and Chikagami, with Mr. Cheng serving as Chairman. As discussed above, the members of the Compensation Committee are independent, as that term is defined by Nasdaq.

     The Nominating Committee
     The purposes of the Nominating Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, and the oversight of the evaluations of the Board of Directors and management. The Nominating Committee currently consists of Messrs. Berkoff, Chavoustie, and Chikagami, with Mr. Chavoustie serving as Chairman.
     The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address of our executive offices set forth in this proxy statement. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by Nasdaq.
Board and Committee Meetings
     Our Board of Directors held a total of five meetings during the fiscal year ended June 30, 2007. During the fiscal year ended June 30, 2007, the Audit Committee held five meetings, the Compensation Committee held one meeting, and the Nominating Committee held no meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member.
     We encourage each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders. All persons who were directors at the time of our last annual meeting of stockholders attended the meeting.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to the Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers and to grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers under our 2003 Incentive Compensation Plan.
     The compensation program for executive officers consists primarily of base salary, performance based bonuses, and long-term incentives in the form of stock-based compensation, including stock options, restricted stock units, and other long-term equity incentives. Executives also participate in other benefit plans, including medical and retirement plans, which generally are available to all regular full-time employees of our company.
     Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. We establish annual bonus programs designed to reward individuals for performance based primarily on our financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value.
     To date, we have structured annual compensation based on a calendar year rather than a fiscal year basis.
Philosophy
     The goals of our executive compensation program are as follows:
•	to attract, retain, and motivate highly qualified executives;

•	to reflect our philosophy of pay-for-performance;

•	to align compensation to the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.
Role of the Compensation Committee and Chief Executive Officer
     The Compensation Committee of our Board of Directors reviews and recommends to the full board the compensation of our Chief Executive Officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and recommends to our Board of Directors the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee together with our Chief Executive Officer annually assess the performance of our other executive officers. Based on recommendations from our Chief Executive Officer and the determinations of our Compensation Committee, our Compensation Committee makes recommendations to our Board of Directors regarding the compensation of our other executive officers.
Compensation Surveys and Compensation Consultants
     In determining compensation levels, we regularly review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and compensation levels that we deem appropriate to retain and motivate our executives. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee.
Base Salary
     The Compensation Committee recommends to the full board salaries for executive officers based on the executive’s position, responsibilities, and experience as well as compensation levels for comparable positions at other companies deemed relevant. The committee makes final recommendations on any adjustments to the base salary for our other executives in conjunction with the recommendations of the Chief Executive Officer. The committee’s evaluation of the recommendations of the Chief Executive Officer considers the same factors outlined above and is subjective, with no particular weight assigned to any one factor.
Annual Bonuses
     Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of our company’s performance objectives and predefined individual performance objectives. Individual performance objectives are developed for senior level managers and key employees in each year. Upon the close of each year, executive management and the committee conduct an assessment of individual performance achieved versus individual performance objectives. This assessment includes individual responsibility, performance, and compensation level. Simultaneously, the board conducts an assessment of our company’s overall performance, which includes the achievement of operating results and other performance criteria. The combination of these factors determines any incentive bonuses to be paid. Based on achieving the specified performance criteria, bonuses were awarded to our named executive officers as set forth under “Executive Compensation — Summary Compensation Table.”
Stock-Based Awards
     We grant stock-based awards periodically to our employees to provide additional incentive for them to work to maximize long-term total return to stockholders. Stock based awards also enable our executives to acquire and maintain a stock ownership position in our company. We set vesting levels over multiple year periods to encourage executive retention.

Other Benefits
     Our company provides various employee benefit programs to executive officers, including medical, dental, vision, life, and disability insurance benefits, a 401(k) retirement savings plan, and an employee stock purchase plan. These benefits are generally available to all employees of our company.
Deductibility of Executive Compensation
     We take into account the tax effect of our compensation. Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
Accounting Considerations
     We account for stock-based employee compensation arrangements in accordance with the provisions of SFAS 123(R). In determining stock-based awards, we consider the potential expense of those grants under SFAS 123(R) and the impact on our earnings per share.
Policies for the Pricing and Timing of Stock-Based Grants
     We set the price of all stock-based awards at the closing price of our stock on the Nasdaq Global Market on the date of grant. We do not have a policy regarding the timing of grant dates. In the case of new hires, grant prices are determined by the closing price of our common stock on the date the employee reports for service. In certain circumstances, we authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.
Compensation Program for Calendar 2006
     We hired Mercer Human Resource Consulting to assist us with the evaluation of our compensation program for calendar 2006. Mercer provided us with the survey results and an analysis of our peer companies; determined our position among the peer group; developed recommendations and guidelines for the structure of our compensation program; and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.
     Mercer reviewed a wide range of potential peer companies based on the following criteria: direct peers consisting of consumer electronics companies; companies that provide HDTV-related products; and industry-related peers, including home entertainment product manufactures and imagining systems providers The peers selected by Mercer consisted of Smart Modular Technologies, Coherent Inc., Flir Systems, Inc., Emerson Radio Corp., Planar Systems, Inc., Universal Electronics, Inc., Rockford Corp., Photon Dynamics, Inc., Wells-Gardner Electronics, Emagin Corp., and SpatiaLight.
     Base salaries during calendar 2006 were paid in accordance with employment agreements with our principal executive officers entered into in connection with the merger between our company and Syntax. The employment agreements, which became effective on November 30, 2005, set base salary levels designed to rationalize the base salary levels of the executive officers of our company and Syntax Groups Corporation, which became effective on November 30, 2005. See “Executive Compensation — Employment Agreements.”
     Our compensation program covering our executive officers for calendar 2006, established three thresholds, based on our performance under three performance criteria: revenue, gross margin, and adjusted EBITDA, each of which is equally weighed. Meeting 90% of the targeted performance criteria results in the establishment of an incentive pool equal to 50% of the target bonus; meeting 100% of the targeted performance criteria results in the establishment of an incentive pool equal to 100% of the target bonus; and meeting 110% of the targeted performance criteria results in the establishment of an incentive pool equal to 150% of the target bonus. The target bonus was 50% of base salary in the case of Messrs. Sollitto and Li and 30% of base salary in the case of Messrs. Chan, Chow, and Pratt and Dr. Melcher.
     For calendar 2006, our stock-based compensation grants took the form of grants of stock options. Each officer becomes vested as to the grant ratably upon each monthly anniversary of the date of grant over a 50-month period. Each officer forfeits the unvested portion, if any, of the stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the Board of Directors. Upon a change in control of our company, the vesting on any unvested stock options or deferred stock units will accelerate.
     Our compensation arrangements with any of our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended June 30, 2007.
REPORT OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
     Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Shih-Jye Cheng, Chairman
Bruce I. Berkoff
Yasushi Chikagami
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended June 30, 2007, our Compensation Committee consisted of Messrs. Chen, Hodgson, and Chikagami. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors. Mr. Hodgson subsequently was appointed Executive Vice President, Chief Financial Officer, and Treasurer of our company.
EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
     The following table sets forth, for the fiscal year ended June 30, 2007, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value and
Name						Incentive	Nonqualified
and					Option	Plan	Deferred	All Other
Principal		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)(6)	($)(7)	($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vincent F. Sollitto, Jr.(9) Chief Executive Officer	2007	$306,250	—	—	$106,920	$183,000	—	—	$596,170
James Ching Hua Li(10) President and Chief Operating Officer	2007	$261,635	—	—	$106,920	$160,000	—	—	$528,555
Wayne A. Pratt(11) Vice President, Chief Financial Officer	2007	$239,231	—	—	$71,280	$88,000	—	—	$398,511
Man Kit (Thomas) Chow Chief Procurement Officer	2007	$220,000	—	—	$44,550	$88,000	—	—	$352,550
Michael Chan Executive Vice President	2007	$220,000	—	—	$44,550	$88,000	—	—	$352,550
Robert L. Melcher Chief Technology Officer	2007	$210,000	—	—	$44,550	$84,000	—	—	$338,550

(1)	The base salaries set forth in this column reflect salaries under employment agreements.

(2)	No discretionary bonuses were paid. Bonuses were paid pursuant to our calendar 2006 compensation program during fiscal 2007. (See column (g)).

(3)	There were no stock awards granted during fiscal year 2007.

(4)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2007 with respect to the grant of stock options in accordance with SFAS 123(R), and thus includes amounts from awards granted in previous years that vested in fiscal 2007. We calculated the original estimated fair value of each option award on the date of grant using the Black-Scholes option pricing model. There were no option forfeitures in fiscal 2007. See Note M to the Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2007.

(5)	The amounts shown in this column constitute payments made under our calendar 2006 compensation program, which were calculated and paid in fiscal 2007. See “Compensation Discussion and Analysis” for more information regarding our calendar 2006 incentive compensation program.

(6)	We do not maintain any pension or nonqualified deferred compensation program.

(7)	This column sets forth the value of all perquisites.

(8)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(9)	Mr. Sollitto served as our Chief Executive Officer from June 2003 until September 30, 2007 when he was appointed Executive Chairman of the Board of Directors.

(10)	Mr. Li served as our Chief Operating Officer from November 2003 until September 30, 2007 when he was appointed Chief Executive Officer.

(11)	Mr. Pratt resigned as an officer of our company effective on September 30, 2007.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended June 30, 2007.
GRANTS OF PLAN-BASED AWARDS

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Date Fair
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	Value of
		Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(1)	($/Sh)	Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Vincent F. Sollitto, Jr.	7/6/06	—	—	—	—	—	—	—	300,000	$2.29	$106,920
James Ching Hua Li	7/6/06	—	—	—	—	—	—	—	300,000	$2.29	$106,920
Wayne A. Pratt	7/6/06	—	—	—	—	—	—	—	200,000	$2.29	$71,280
Man Kit (Thomas) Chow	7/6/06	—	—	—	—	—	—	—	125,000	$2.29	$44,550
Michael Chan	7/6/06	—	—	—	—	—	—	—	125,000	$2.29	$44,550
Robert L. Melcher	7/6/06	—	—	—	—	—	—	—	125,000	$2.29	$44,550

(1)	These stock options awards were granted under our 2003 Incentive Compensation Plan and vest ratably upon each monthly anniversary of the date of grant over a 50-month period.

(2)	Represents the compensation cost recognized by us in fiscal 2007 related to stock option and deferred stock awards to the named executive officers computed in accordance with SFAS 123(R). There were no forfeitures during fiscal 2007. We calculated the estimated fair value of each award based on the closing stock price on the date of grant.

Outstanding Equity Awards
     The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers at June 30, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards					Stock Awards
			Equity					Equity	Equity Incentive
			Incentive			Number	Market	Incentive	Plan Awards:
	Number	Number	Plan Awards:			of	Value of	Plan Awards:	Market or
	of	of	Number of			Shares or	Shares or	Number	Payout Value
	Securities	Securities	Securities			Units of	Units of	of Unearned	of Unearned
	Underlying	Underlying	Underlying			Stock	Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		That Have	That Have	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vincent F.	250,000		—	$6.50	9/3/2013	—	—	—	—
Sollitto, Jr.	75,000			$7.97	5/13/2014
	66,000	234,000		$2.29	7/6/2016

James Ching Hua Li	92,889		—	$1.95	7/4/2015	—	—	—	—
	66,000	234,000		$2.29	7/6/2016

Wayne A. Pratt	50,000		—	$6.50	9/28/2008	—	—	—	—
	30,000			$7.97	9/28/2008
	44,000	156,000		$2.29	9/28/2008

Man Kit (Thomas)	92,889		—	$1.95	7/14/2015	—	—	—	—
Chow	27,500	97,500		$2.29	7/6/2016

Michael Chan	92,889		—	$1.95	7/14/2015	—	—	—	—
	27,500	97,500		$2.29	7/6/2016

Robert L. Melcher	28,031			$11.66	10/13/2009	—	—	—	—
	2,500			$18.21	1/16/2011
	3,001			$11.26	2/8/2012
	4,000			$5.91	8/12/2012
	21,900			$6.50	9/3/2013
	9,000			$7.97	5/13/2014
	27,500	97,500	—	$2.29	7/6/2016

Option Exercises and Vested Stock
     The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards.
OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Vincent F. Sollitto, Jr.	—	—	—	—
James Ching Hua Li	—	—	—	—
Wayne A. Pratt	—	—	—	—
Man Kit (Thomas) Chow	—	—	—	—
Michael Chan	—	—	—	—
Robert L. Melcher	—	—	—	—
     For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price times the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date times the number of shares vested. There were no stock option exercises or stock vesting during our 2007 fiscal year.
Pension Benefits
     We do not offer any pension benefits for any of our employees. We maintain a 401(k) plan in which our employees may participate.
Nonqualified Deferred Compensation
     We do not provide for any nonqualified deferred compensation for any of our employees.
Employment Agreements
     In connection with the merger between our company and Syntax Groups Corporation, which became effective on November 30, 2005, we entered into two year employment agreements with Vincent F. Sollitto, Jr., James Ching Hua Li, Wayne Pratt, Man Kit (Thomas) Chow, Michael Chan, and Dr. Robert L. Melcher. The agreements provided for base salaries of $275,000 for Mr. Sollitto, $240,000 for Mr. Li, and $220,000 for each of Messrs. Pratt, Chow, and Chan, and $210,000 for Dr. Melcher. Effective January 15, 2007, we increased Mr. Sollitto’s base salary to $340,000, Mr. Li’s to $285,000, and Mr. Pratt’s to $260,000.
     Each executive officer is eligible to receive a bonus or other incentive compensation as may be determined by our Board of Directors or the compensation committee of our Board of Directors based on such factors as the board or committee, in its sole judgment, may deem relevant, including the performance of the executive or the company.
     Each employment agreement provides that either we or the executive may terminate the executive’s employment at any time. If we unilaterally terminate the executive’s employment without cause, or the executive terminates his employment for good reason (as set forth in the agreement), the executive will receive his base salary for a period of two years after such termination, as well as continued insurance coverage for two years, and accrued but unpaid benefits relating to vacations and other executive perquisites through the executive’s last day of employment. If we terminate the employment for cause as a result of certain acts committed by the executive (as set forth in the agreement) or the executive terminates the employment without good reason, the executive will receive no further compensation under the employment agreement.
     In the event of a change of control of our company, the executive may, at his option and upon written notice to us at any time within 12 months thereafter, terminate his employment, unless the change in control has been specifically approved by our Board of Directors and the provisions of the employment agreement remain in full force and effect and the executive suffers no reduction in his status, duties, authority, or compensation following the change of control. If the executive terminates his employment due to a change of control not approved by the board of directors or following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive his base salary for a period of two years after such termination, as well as any fringe benefits being received by him at the date of termination.
     Each employment agreement provides for the payment by us of coverage for the executive and the executive’s dependent family members under all health, hospitalization, dental, life, and other insurance plans that we may have in effect from time to time for our executives as well as providing the executive with other executive perquisites as may be available to or deemed appropriate for the executive by our board of directors or the compensation committee of our board of directors, and participation in all other company-wide employee benefits as are available to executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership. These employment agreements contain provisions that prohibit the executive from competing with us or soliciting our personnel or employees during his employment and for a period of two years following the termination of his employment with us. Mr. Sollitto also agreed to provide consulting services for a period one year following his services as Executive Chairman of the Board of Directors.
     In connection with his appointment as Executive Chairman of the Board, Mr. Sollitto entered into an agreement replacing his employment agreement. Under the agreement, Mr. Sollitto agreed to serve at the pleasure of the Board of Directors for two years as Executive Chairman of the Board. Mr. Sollitto will receive compensation at a rate of $340,000 per annum for two years unless he assumes a full-time position with another company at which time he would receive six months of compensation. The agreement also provides for the immediate vesting of stock options held by Mr. Sollitto
     We have no written employment contracts with any of our other officers. We do have, however, employment letters and signed terms-and-conditions agreements with certain employees. We offer our employees medical, dental, life, and disability insurance benefits. Our executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive stock options under our incentive compensation plan.
401(k) Profit Sharing Plan
     On August 26, 2003, we adopted a 401(k) profit sharing plan for which our employees generally are eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. Our contributions are deductible by us when made. Our employees may elect to reduce their current compensation by an amount equal to the maximum of 25% of total annual compensation or the annual limit permitted by law and to have those funds contributed to the plan. Although we may make matching contributions to the plan on behalf of all participants, we have not made any contributions since the plan’s adoption.
2003 Incentive Compensation Plan
     Our 2003 incentive compensation plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The plan was adopted by our Board of Directors on August 26, 2003, when we were a wholly owned subsidiary of TFS, and approved by our stockholder, TFS, on August 26, 2003. On May 12, 2005, our stockholders approved the plan for purposes of Section 162(m) of the Internal Revenue Code. Under the plan, an aggregate of 3,864,704 shares of common stock as of June 30, 2006 may be issued pursuant to options granted to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, or the granting of dividend equivalents. On the first day of each fiscal year, an additional number of shares equal to 4% of the total number of shares then outstanding is added to the number of shares that may be subject to the granting of awards. As of June 30, 2007, there were outstanding options to acquire 4,122,296 shares of our common stock under the plan. In addition, an aggregate of 156,856 shares of restricted common stock had been granted under the plan as of June 30, 2006.
2003 Employee Stock Purchase Plan
     Our 2003 employee stock purchase plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors on August 26, 2003, and approved by our stockholder, TFS, on August 26, 2003. The plan became effective upon our spin-off from TFS. A total of 200,000 shares of our common stock were initially reserved for issuance under the plan. On January 26, 2005, our Board of Directors amended the plan to increase the number of shares that may be issued under the plan to 400,000 shares and our stockholders approved the increase on May 12, 2005. Under the plan’s terms, the Board of Directors has appointed the Compensation Committee to administer the plan. The plan gives broad powers to the committee to administer and interpret the plan. During fiscal 2007, 118,998 shares of common stock were issued under the plan.
Syntax Groups Corporation 2005 Stock Incentive Plan 2005 Deferred and Restricted Stock Plan
     In connection with the merger between us and Syntax, options that were originally granted under Syntax’s 2005 Stock Incentive Plan 2005 Deferred and Restricted Stock Plan, or the Syntax Plan, were substituted for options to purchase shares of our common stock. We do not intend to grant any additional awards under the Syntax Plan. Under the Syntax Plan, an aggregate of 1,000,000 shares of Syntax common stock were originally available for issuance pursuant to options granted to acquire common stock and the direct granting of restricted common stock and deferred stock. At the time of the merger, there were options to purchase 982,900 shares of Syntax common stock outstanding under the Syntax Plan that were substituted for options to purchase 1,511,602 shares of our common stock. As of June 30, 2007, there were outstanding options under the Syntax Plan to purchase 1,191,126 shares of our common stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Introduction
     The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee held one meeting during fiscal 2007. The committee reviews base salary levels for executive officers of our company at the beginning of each fiscal year and recommends annual bonuses at the end of each fiscal year based upon our company’s and individual performance.
     Mr. Chang is the Chairman of the committee, and Messrs. Chikagami and Berkoff are committee members.
Philosophy
     The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The committee obtains the comparative data used to assess competitiveness from a variety of resources. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term performance of our company, as well as individual performance. The committee uses its discretion to determine or recommend executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.
Compensation Program
     The primary components of the executive compensation program of our company consist of base salary, annual incentive bonuses, stock-based awards, and executive health benefit and perquisite programs.
     Benefits
     We provide various employee benefit programs to our executive officers, including medical, dental, life and long-term disability insurance benefits, and a 401(k)-retirement savings plan. These benefits are generally available to all employees of our company.
     Chief Executive Officer Compensation
     The committee considers the same factors outlined above for other executive officers in evaluating the base salary and other compensation of our Chief Executive Officer. As outlined above, in fiscal 2006, we entered into employment agreements with our principal executive officers, including our Chief Executive Officer, in connection with the merger between our company and Syntax. The employment agreements, which became effective on November 30, 2005, provide for base salary levels designed to rationalize the base salary levels of the executive officers of our company and Syntax.
Compliance with Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
     This report has been furnished by the Compensation Committee of our Board of Directors.
Shih-Jye Cheng, Chairman
Bruce I. Berkoff
Yasushi Chikagami

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended June 30, 2007, the following persons served as members of our Compensation Committee: Messrs. Shih-Jye Cheng, Yasushi Chikagami, and Jack Hodgson. None of these individuals had any contractual or other relationships with us during the fiscal year while serving on our Compensation Committee except as directors.
DIRECTOR COMPENSATION
     We pay each non-employee director an annual retainer fee of $25,000, plus $1,500 for each regular board meeting attended, $750 for each special board meeting attended, and $750 for each committee meeting attended on a day other than the same day as a board meeting. Each non-employee director receives 50% of his annual retainer fee in shares of our common stock. See “Executive Compensation – 2003 Incentive Compensation Plan.” The Chairman of the Audit Committee receives an extra $10,000 per year and the Chairman of each of the Compensation Committee and the Nominating Meet requires an extra $5,000 per year over the standard non-employee director compensation, with such fee paid in cash. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
     Each non-employee director receives an automatic grant of options to acquire 15,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Non-employee directors also receive an automatic grant of options to purchase 25,000 shares of our common stock at the time of the meeting of our Board of Directors held immediately following each annual meeting of stockholders.
     The following table sets forth the compensation paid by us to non-employee directors for the fiscal year ended June 30, 2007.
DIRECTOR COMPENSATION

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David P. Chavoustie	$28,000	—	$105,494	—	—	—	$133,494
Shih-Jye Cheng	$27,000	—	$128,497	—	—	—	$155,497
Yasushi Chikagami	$24,900	—	$128,497	—	—	—	$153,397
Max Fang	$23,500	—	$128,497	—	—	—	$151,997
John S. Hodgson	$40,750	—	$105,494	—	—	—	$146,244

(1)	All fees in fiscal 2007 were paid in cash.

(2)	There were no stock awards granted during fiscal year 2007.

(3)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2007 with respect to the grant of stock options in accordance with SFAS 123(R), and thus includes amounts from awards granted in previous years that vested in fiscal 2007. We calculated the original estimated fair value of each option award on the date of grant using the Black-Scholes option pricing model. There were no option forfeitures by any directors in fiscal 2007. See Note M to the Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2007.

     REPORT OF THE AUDIT COMMITTEE
     The Audit Committee currently consists of Messrs. Fang, Chavoustie, and Liu. Messrs. Fang and Chavoustie are each independent directors of our company under the Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Liu, though not an independent director under the Nasdaq rules, was appointed to the audit committee subsequent to Mr. Hodgson’s departure from the audit committee upon becoming Executive Vice President, Chief Financial Officer, and Treasurer of our company in October 2007. Nasdaq rules provide an exception for the appointment of a non-independent director to the audit committee under exceptional and limited circumstances. Our Board of Directors determined that it was in the best interest of our company and our stockholders to appoint a third director to our Audit Committee following Mr. Hodgson’s departure from the committee. Mr. Liu will serve on the audit committee until a qualified independent director can be found to serve as our “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.
     The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
     In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.
     The committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held five meetings during the fiscal year ended June 30, 2007.
     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission.
     The report has been furnished by the Audit Committee of our Board of Directors.
Christopher C.L. Liu
David P. Chavoustie
Max Fang

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
     Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 30, 2007, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Chikagami filed one late Form 4 relating to a stock grant and an option grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock on October 4, 2007, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by our company to own more than 5% of our common stock and not otherwise listed in this table.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number		Percent
Directors and Named Executive Officers:
Vincent F. Sollitto, Jr.	494,968	(2)	*
James Ching Hua Li	1,149,541	(3)	1.2%
Michael Chan	1,489,180	(4)	1.6%
Bruce I. Berkoff	5,000	(5)	*
David P. Chavoustie	88,164	(6)	*
Shih-Jye Cheng	61,430	(7)	*
Yasushi Chikagami	92,188	(8)	*
Man Kit (Thomas) Chow	2,043,704	(9)	2.2%
Max Fang	61,430	(10)	*
John S. Hodgson	94,975	(11)	*
Christopher C.L. Liu	5,252,463	(12)	5.6%
Robert L. Melcher	128,532	(13)	*
Wayne A. Pratt	188,546	(14)	*

All directors and named executive officers as a group (13 persons)	11,150,121	(15)	11.8%

5% Stockholders:
Taiwan Kolin Co. Ltd. and affiliates	5,879,138	(16)	6.3%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. Also includes shares of common stock that the identified person had the right to acquire within 60 days of October 4, 2007. In calculating the percentage of ownership, all shares of common stock which the identified person will have the right to acquire within 60 days of October 4, 2007 are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person.

(2)	Includes 409,000 shares of common stock issuable upon exercise of vested stock options.

(3)	Includes 176,889 shares of common stock issuable upon exercise of vested stock options.

(4)	Includes 127,889 shares of common stock issuable upon exercise of vested stock options and 1,44,563 shares held by Daphne Ng Chan, spouse of Mr. Chan.

(5)	Represents 5,000 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 83,146 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 60,833 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes 91,591 shares of common stock issuable upon exercise of vested stock options.

(9)	Represents 1,915,815 shares of common stock held by The 1999 Chow Family Trust and 127,889 shares of common stock issuable upon exercise of vested stock options.

(10)	Includes 60,833 shares of common stock issuable upon exercise of vested stock options.

(11)	Includes 90,833 shares of common stock issuable upon exercise of vested stock options.

(12)	Represents 122,728 shares of common stock issuable upon exercise of vested stock options and 5,129,138 shares of common stock held by Taiwan Kolin Co. Ltd. and its affiliates. Mr. Liu is president and a director of Taiwan Kolin Co. Ltd. and exercises voting and dispositive power over such shares. Mr. Liu disclaims beneficial ownership of the shares of common stock held by Taiwan Kolin Co. Ltd.

(13)	Includes 102,532 shares of common stock issuable upon exercise of vested stock options.

(14)	Includes 136,000 shares of common stock issuable upon exercise of vested stock options.

(15)	Includes 1,665,725 shares of common stock issuable upon exercise of vested stock options.

(16)	Includes 750,000 shares issuable upon the exercise of a warrant and 1,091,909 shares held by Tai Lin Int’l Holding Ltd., a subsidiary of Taiwan Kolin Co. Ltd., over which Taiwan Kolin Co. Ltd. has voting and dispositive power. The address for Taiwan Kolin Co. Ltd. is 86 Sec. 1, Chung-Ching S. Road, Taipei, Taiwan. Mr. Christopher C.L. Liu, one of our director’s, is president and a director of this stockholder.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Christopher C. L. Liu, a director of our company, is the President and a director of Taiwan Kolin Co. Ltd., our primary supplier of LCD television products and components. We paid Kolin a total of $471.9 million for contract manufacturing services and electronic components and subassemblies during fiscal 2007.
     In March 2004, we entered into a Manufacturing Agreement with Kolin. This Manufacturing Agreement had an initial term of one year and could be extended for up to five additional one-year periods at our option. We elected to extend this Manufacturing Agreement to March 2007. In conjunction with the execution of this Manufacturing Agreement, we also entered into an additional agreement intended to govern the terms pursuant to which we, Kolin, and DigiMedia Technology Co, Ltd., or DigiMedia, the product research and development subsidiary of Kolin, would form a strategic alliance through the acquisition by Kolin of up to 10% of our common stock and the acquisition by us of up to 10% of the common stock of DigiMedia. On March 29, 2006, we sold Kolin 3 million shares of our common stock and a warrant to purchase 750,000 shares of our common stock for gross proceeds of $15.0 million. As of June 30, 2007, Kolin and one of its subsidiaries held a total of 5,129,238 shares of our common stock, representing approximately 5.7% of our outstanding stock.
     In March 2004, we entered into three additional agreements with Kolin that provide for rebates to us on purchases from Kolin. Under these agreements, we receive a rebate equal to 3.0% of purchases for providing technical know how to Kolin, 2.5% for market development funds, and volume incentive rebates up to 2.75% of purchases. These rebates are issued monthly based upon units shipped from Kolin to us. For the years ended June 30, 2006 and 2007, Kolin agreed to grant us additional rebates for price protection of $61.0 million and $55.9 million, representing 27.2% and 9% of actual purchases from Kolin, respectively, which were credited to cost of sales in the period received as these price protection grants related to inventory purchased from Kolin that had been sold to our customers during the respective periods. As of June 30, 2007, the amount of the reduction in the value of inventory purchased from Kolin and the corresponding reduction in the accounts payable balance due to Kolin was $0 million.
     In September 2004, we entered into a five-year exclusive Distribution Agreement with Kolin, which grants us the exclusive right to market and distribute products under the Kolin brand throughout North America.
     Kolin has agreed to reimburse us varying amounts ranging from $10 to $100 per unit to cover the cost of these warranty expenses as well as our costs in administering the program and servicing units that cannot be serviced by the warranty providers. Kolin provides these per unit reimbursements at the time they ship products to us. We record these reimbursements from Kolin first as a reduction to the third-party warranty costs, with the excess reimbursement amortized over a 12-month period and applied as a credit to cost of sales for units which have shipped to customers. We record reimbursements received from Kolin for units which have not been shipped to customers as deferred warranty revenue. As of June 30, 2007, deferred warranty revenue was $12.5 million. Recognized warranty reimbursements, which are recorded as a reduction in cost of sales, totaled $4.8 million and $28.2 million for the fiscal years ended June 30, 2006 and 2007, respectively.
     Beginning in May 2005 through September 2005, we purchased tuners and AV module components used in the assembly of LCD TV products from the Riking Group, a Hong Kong-based exporter, and for the year ended June 30, 2007, there were no purchases made from Riking Group. Man Kit (Thomas) Chow, our Chief Procurement Officer, is the President of each of Riking USA and Riking Group, and Riking Group is owned by a Hong-Kong based company controlled by Mr. Chow’s father. Mr. Chow does not receive any compensation from either company for his services as President.
PROPOSAL TO AMEND THE COMPANY’S
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK
     The Board of Directors has approved a proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 180,000,000. The Board of Directors recommends a vote “for” the proposed amendment to the Company’s Certificate of Incorporation. If approved by the stockholders, the proposed amendment will become effective upon the filing of the Certificate of Incorporation with the Secretary of State of Delaware, which will occur as soon as reasonably practicable.
     The Board of Directors believes that it is in our company’s best interests to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The Board of Directors believes that the availability of such additional shares will provide our company with the flexibility to issue common stock for possible future financing, stock dividends or distributions, acquisitions, stock option plans, and other proper corporate purposes that may be identified in the future by the Board of Directors, without the possible expense and delay of a special stockholders’ meeting. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in our company, on such stockholders’ percentage voting power.
     The authorized shares of common stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by our stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of common stock. Holders of common stock have no preemptive rights.
     We have no arrangements, agreements, understandings, or plans at the current time for the issuance or use of the additional shares of common stock proposed to be authorized. The Board of Directors does not intend to issue any common stock except on terms which the Board of Directors deems to be in the best interests of our company and its then existing stockholders. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of any Preferred Stock that we may issue in the future.

PROPOSAL TO APPROVE THE AMENDMENT TO
THE 2003 EMPLOYEE STOCK PURCHASE PLAN
     Our Board of Directors has approved a proposal to amend our 2003 Employee Stock Purchase Plan, subject to approval by our stockholders. See “Executive Compensation — Stock Option Plans” for a description of the material terms of the 2003 Employee Stock Purchase Plan.
     The 2003 Employee Stock Purchase Plan is intended to provide a method whereby employees of our company will have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock. Currently, the 2003 Employee Stock Purchase Plan authorizes the issuance of 400,000 shares. As of June 30, 2007, we had issued an aggregate of 323,587 shares of common stock pursuant to the 2003 Employee Stock Purchase Plan, and there were 76,413 shares available for future issuance. At the current rate at which we grant shares of our common stock pursuant to the 2003 Employee Stock Purchase Plan, it is likely that we will have no shares available for issuance under the 2003 Employee Stock Purchase Plan by January 2008. During September 2007, our Board of Directors amended the 2003 Employee Stock Purchase Plan to increase the number of shares authorized under the 2003 Employee Stock Purchase Plan to 700,000 shares. Under the proposal, the number of remaining shares available for grant under the 2003 Employee Stock Purchase Plan would increase to 376,413.
Reasons for and Effect of the Proposed Amendment
     Our Board of Directors believes that the approval of the proposed amendment to the 2003 Employee Stock Purchase Plan is necessary to achieve the purposes of the 2003 Employee Stock Purchase Plan and to promote the welfare of our company and our stockholders generally. As described above, if the proposal is not approved by the stockholders, we will have a limited amount of shares available for grant under the 2003 Employee Stock Purchase Plan, which means it will become increasingly difficult to provide employees of our company the opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock. Our Board of Directors also believes that the proposed amendment to the 2003 Employee Stock Purchase Plan will aid us in attracting and retaining key employees and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of our employees with that of our stockholders. Our Board of Directors believes it is in the best interests of our company to amend the 2003 Employee Stock Purchase Plan. Accordingly, our Board of Directors recommends a vote “for” the proposal to amend the 2003 Employee Stock Purchase Plan.
Ratification by Stockholders of the Amendment to the 2003 Plan
     Approval of the amendment to the 2003 Employee Stock Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the meeting. In the event that the amendment to the 2003 Employee Stock Purchase Plan is not approved by the stockholders, the 2003 Employee Stock Purchase Plan will remain in effect as previously adopted.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
     Our Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2008 and recommends that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote, on such ratification, our Audit Committee will reconsider its selection. We anticipate that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     Prior to the merger between us and Syntax, Epstein, Weber & Conover, PLC, an independent registered public accounting firm, served as our independent auditor, having replaced Deloitte & Touche LLP, an independent registered public accounting firm, on May 19, 2005 as reported in our Form 10-K Report filed with the SEC on May 23, 2005. Grobstein, Horwath & Company LLP served as the independent auditor for Syntax prior to the merger. Because Syntax was deemed for accounting purposes to be the surviving company in the merger, we determined to engage Grobstein, Horwath & Company LLP as our independent auditor following the merger and dismiss Epstein, Weber & Conover PLC as our independent auditor as reported in our Form 8-K filed with the SEC on January 23, 2006.
     Neither we nor Syntax consulted with any auditor other than our own respective auditors during any of our past two fiscal years or any subsequent period on either the application of accounting principles, or the type of opinion that any auditor other than our own auditor might issue on our financial statements. During the last two fiscal years and thereafter, there were no disagreements with any auditors for us or Syntax on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedures, which disagreements if not resolved to the satisfaction of any of our auditors would have caused any of them to make reference thereto in their reports on the financial statements of either company for such years.
Audit Fees
     The aggregate fees billed to our company for fiscal 2006 by Grobstein, Horwath & Company LLP and Epstein, Weber & Conover, PLC and for fiscal 2007 by Ernst & Young LLP are as follows:

	2006		2007
Audit Fees	$829,385	(1)	$1,654,875
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	158,319	(2)	—

Total Fees	$987,704		$1,654,875

(1)	Represents fees billed to our company of $808,635 by Grobstein, Horwath & Company LLP and $20,750 by Epstein, Weber & Conover, PLC.

(2)	Represents fees of $158,319 billed to our company by Grobstein, Horwath & Company LLP.
Audit Committee Pre-Approval Policies
     The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

     To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.
     Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
     In order to be included in the proxy statement and form of proxy relating to our annual meeting of stockholders to be held during fiscal 2008, stockholder proposals that are intended to be presented by stockholders must be received at our principal executive offices (a) no later than June 27, 2008 if our 2008 annual meeting of stockholders is held on a day that is between October 29, 2008 and December 29, 2008, or (b) if the 2008 annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and nor later than the close of business on the later of (i) 90 days in advance of such meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.
     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in our proxy statement for the annual meeting to be held during fiscal 2008, except in circumstances where (1) we receive notice of the proposed matter no earlier than August 1, 2008 and no later than September 1, 2008, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: November 5, 2007

SYNTAX-BRILLIAN CORPORATION 2007 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of SYNTAX-BRILLIAN CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company and hereby appoints Vincent F. Sollitto, Jr., James Li, and John S. Hodgson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company, to be held on Thursday, November 29, 2007, at 8:30 a.m., local time, at the Grand Reserve Club of the Staples Center, 1111 S. Figueroa Street, Los Angeles , California 90015, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. SYNTAX-BRILLIAN CORPORATION P.O. BOX 11125 NEW YORK, N.Y. 10203-0125 (PLEASE SIGN THIS CARD ON THE REVERSE SIDE) Please Sign, Date, and Return ☒ Promptly in the Enclosed Envelope. Votes MUST be indicated (x) in Black or Blue ink. 1. ELECTION OF DIRECTORS:
FOR all nominees ? WITHHOLD AUTHORITY to vote ? *EXCEPTIONS ? listed below. for all nominees listed below. Nominees: Bruce I. Berkoff, David P. Chavoustie, Shih-Jye Cheng, Yasushi Chikagami, Man Kit (Thomas) Chow, Max Fang, John S. Hodgson, James Ching Hua Li, Christopher C.L. Liu, and Vincent F. Sollitto, Jr. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions 2. FOR ? AGAINST ? ABSTAIN ? The proposal to amend the Company’s Certificate of Incorporation to increase the Company’s authorized shares of common stock from 120,000,000 shares to 180,000,000 shares. 3. FOR ? AGAINST ? ABSTAIN ? To approve the proposal to amend the Company’s 2003 Employee Stock Purchase Plan to increase the total number of shares that may be issued under the plan from 400,000 shares to 700,000 shares. 4. FOR ? AGAINST ? ABSTAIN ? To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of the Company for the year ending June 30, 2008. To change your address, please mark this box. ? To include any comments, please mark this box. ? (This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.) Date___ Share Owner sign here Co-Owner sign here